News Release
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release	Date: July 25, 2006
	Media Contact: Shruthi Dyapaiah	1-913-327-4225 sdyapaiah@euronetworldwide.com

	Investor Relations (US): IR Dept	1-913-327-4200 investor@euronetworldwide.com

Euronet Worldwide Reports Second Quarter 2006 Financial Results

LEAWOOD, KANSAS, USA—July 25, 2006—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, today announced its second quarter 2006 financial results.

Euronet’s second quarter 2006 financial highlights included:
•	Consolidated revenues of $153.8 million, compared to $132.2 million for the second quarter 2005.
•	Adjusted EBITDA of $21.3 million, compared to $18.3 million for the second quarter 2005.
•	Operating income of $12.2 million, compared to $11.3 million for the second quarter 2005.
•	Net income of $11.1 million, or $0.28 diluted earnings per share, compared to net income for the second quarter 2005 of $2.7 million, or $0.07 per share.
•
In accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), which the Company retroactively adopted on January 1, 2006, share-based compensation expense was $1.9 million for the second quarter 2006, compared to $1.3 million for the second quarter 2005.

•
The second quarter 2006 net income included a foreign exchange gain of $2.8 million. Excluding this gain and the share-based compensation expense noted above, diluted earnings per share were $0.26, or $11.1 million, for the second quarter 2006. The second quarter 2005 net income included a foreign exchange loss of $4.7 million; excluding this loss and the share-based compensation expense noted above, diluted earnings per share were $0.23, or $8.7 million.

Segment Results and Other
The EFT Processing Segment’s second quarter 2006 included:
•	Revenues of $32.4 million, compared to $26.0 million for the second quarter 2005.
•	Adjusted EBITDA of $11.0 million, compared to $8.7 million for the second quarter 2005.
•	Operating income of $8.0 million, compared to $6.3 million for the second quarter 2005.
•	Transactions processed were 113.6 million, compared to 86.8 million transactions in the same period last year.

The year-over-year increases in revenue, operating income and Adjusted EBITDA were primarily attributable to a 20% increase in ATMs under management, together with transaction growth from those ATMs and from business acquisitions completed after the second quarter 2005; Euronet Card Services Greece (formerly Instreamline) was acquired in the fourth quarter 2005, and on December 31, 2005 the Company increased its ownership in Europlanet, a Serbian ATM and card processing business, from a less than wholly-owned to a wholly-owned position.

The EFT Segment completed the quarter with 7,866 ATMs owned or operated, including 58 ATMs Euronet installed in China - its newest market - compared to 6,565 ATMs at the end of the second quarter 2005. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Albania, Serbia, Montenegro, India and China.

The Prepaid Processing Segment’s second quarter 2006 included:
•	Revenues of $114.2 million, compared to the $102.5 million reported for the second quarter 2005.
•	Adjusted EBITDA of $11.7 million, compared to $11.3 million reported in the second quarter 2005.
•	Operating income of $8.1 million, compared to $8.3 million for the second quarter 2005.
•	Transactions processed were 107.8 million, compared to 86.2 million transactions in the second quarter 2005.

The Segment's second quarter's year-over-year revenue and Adjusted EBITDA improvements were the result of continued transaction growth. Adjusted EBITDA and operating income in this segment were reduced in the second quarter by approximately $1.1 million ($0.7 million after tax) as compared with previous quarters due to the expiration of a preferential exclusivity commission arrangement with a Spanish mobile operator and by approximately $0.4 million ($0.4 million after tax) in incremental investments in the Company's growing money transfer business. If the operating results of the Spanish business were excluded from the Prepaid Segment’s second quarter 2006 and 2005, quarterly operating income from all other prepaid operations would have improved 22% year-over-year. Furthermore, if the investments of net operating expenses in the money transfer business were excluded together with the Spanish results, quarterly operating income of all other prepaid operations would have improved 28% year-over-year. While the expiration of the exclusive distribution commission rate reduced the segment's quarterly Adjusted EBITDA and operating profits, the Spanish prepaid business began distributing mobile phone content of the other two mobile operators in Spain. Retailer acceptance of the multi-operator offering has been very encouraging to date and should help provide additional revenue opportunities that are expected, over time, to contribute to offsetting the loss of the higher exclusivity commissions.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 259,000 point-of-sale terminals across approximately 150,000 retailer locations in Europe, Asia Pacific, Africa and the U.S. As previously announced, the Company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Software Solutions Segment’s second quarter 2006 included:
•	Revenues of $7.2 million, compared to the $3.7 million reported for the second quarter 2005.
•	Adjusted EBITDA of $1.3 million, compared to the $1.0 million reported for the second quarter 2005.
•	Operating income of $0.8 million, compared to the $0.8 million reported for the second quarter 2005.

The change in results year-over-year was primarily due to the acquisition of Essentis in early January 2006.

Corporate and Other had $4.7 million of operating expenses for the second quarter 2006, compared to $4.1 million in the second quarter 2005. Share-based compensation expense, as required by the adoption of SFAS 123R, was included in Corporate and Other and amounted to $1.9 million for the second quarter of 2006, compared to $1.3 million in the second quarter 2005. All other expenses were $2.8 million for the second quarter 2006, compared to $2.8 million in the second quarter 2005. The quarter-over-quarter increase in share-based compensation is primarily due to the required use of more accelerated expensing for performance-based awards.

Combining all segments, transactions processed in the second quarter 2006 were 221.4 million compared to 173.0 million processed in the second quarter 2005, a 28% increase. These increases were primarily due to the full year impact of the EFT Processing Segment’s implementation of ATM outsourcing agreements and overall continued growth.

The Company’s unrestricted cash on hand was $232.7 million as of June 30, 2006 as compared to $223.7 million at March 31, 2006. Euronet’s total indebtedness was $357.0 million as of June 30, 2006, compared to $355.2 million at March 31, 2006.

The Company commenced accounting for share-based compensation in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) on January 1, 2006. The Company adopted the “modified retrospective application” method and, accordingly, all prior periods have been adjusted to include the retroactively applied effects of SFAS 123R share-based compensation expense.

Euronet also announced that it expects earnings per share for the third quarter 2006 to be approximately $0.27, excluding the effects of foreign exchange gains or losses, discontinued operations, share-based compensation charges, and/or other non-operating or unusual items that cannot be accurately projected.

In December 2004 and October 2005, the Company issued $140 million and $175 million, respectively, in convertible debentures. These debentures are potentially convertible into approximately 4.2 million and 4.3 million shares, respectively, of the Company’s common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the Company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. The second quarter 2006 assumed conversion of the December 2004 debentures was dilutive while the assumed conversion of the October 2005 debentures was not dilutive. Accordingly, for the second quarter 2006, 4.2 million contingently issuable shares have been assumed to be outstanding for the period and $0.8 million in related interest charges and amortization of debt issuance costs have been excluded from income available to common shareholders to determine diluted earnings per share. The assumed conversion of the December 2004 debentures was not dilutive in the second quarter 2005 and, accordingly, the impact was excluded from the calculation of diluted earnings per share. The Company expects the December 2004 debentures to continue to be dilutive in future periods. The impact of the October 2005 debentures on future earnings per share may be dilutive if earnings per share continue to increase.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Similarly, the expense recorded for share-based compensation does not represent a current or future period cash cost. Adjusted EBITDA, defined as operating income excluding the costs of depreciation, amortization and share-based compensation, is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the payment processing industry. Management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release; management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

Euronet Worldwide will host an analyst conference call on Wednesday, July 26, 2006, at 10:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/IC/CEPage.asp?ID=106493. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is "Euronet."

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/IC/CEPage.asp?ID=106493 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 207255. The call and webcast replay will be available for one month. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp No fees are charged to access any event.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The Company is a licensed electronic money transmitter and bill payment company via Euronet Payments and Remittance, Inc. The Company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 259,000 point-of-sale terminals across approximately 150,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 25 worldwide offices, Euronet serves clients in more than 80 countries. Visit the Company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the Company's or management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statement of Income
(unaudited - in thousands, except per share data)

	Three Months Ended
	June 30,
	2006	2005 *
Consolidated Statements of Income Data:
Revenues:
EFT Processing	$32,418	$26,041
Prepaid Processing	114,185	102,480
Software Solutions	7,200	3,724
Total	153,803	132,245

Operating expenses:
Direct operating costs	105,761	92,157
Salaries and benefits	19,454	14,979
Selling, general and administrative	9,277	8,197
Depreciation and amortization	7,063	5,645
Total operating expenses	141,555	120,978
Operating income	12,248	11,267

Other income (expense):
Interest income	3,387	1,105
Interest expense	(3,656)	(1,617)
Income from unconsolidated affiliates	187	407
Foreign exchange gain (loss), net	2,772	(4,715)
Total other income (expense), net	2,690	(4,820)
Income before income taxes and minority interest	14,938	6,447

Income tax expense	(3,599)	(3,471)
Minority interest	(212)	(313)

Net income	$11,127	$2,663

Earnings per share - diluted:
Earnings per Share	$0.28	$0.07
Diluted weighted average shares outstanding	42,748,030	37,318,188

* Adjusted to include the retroactively applied effects of SFAS No. 123R share-based compensation expense.

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(unaudited - in thousands)

	June 30,	December 31,
	2006	2005 *
ASSETS
Current assets:
Cash and cash equivalents	$232,723	$219,932
Restricted cash	87,375	73,942
Inventory - PINs and other	32,580	25,595
Trade accounts receivable, net of allowance for doubtful accounts	148,756	166,451
Other current assets, net	29,803	23,023

Total current assets	531,237	508,943

Property and equipment, net	50,075	44,852
Goodwill and intangible assets, net	324,710	317,919
Other assets, net	21,742	22,638

Total assets	$927,764	$894,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$288,936	$298,999
Current portion of capital lease obligations and short-term borrowings	18,983	28,324

Total current liabilities	307,919	327,323

Obligations under capital leases, excluding current installments	13,713	12,229
Deferred income tax	24,508	25,157
Debt obligations	324,328	315,000
Other long-term liabilities	1,842	1,161
Minority interest	7,446	7,129

Total liabilities	679,756	687,999

Stockholders' equity	248,008	206,353

Total liabilities and stockholders' equity	$927,764	$894,352

* Adjusted to include the retroactively applied effects of SFAS No. 123R share-based compensation expense.

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended June 30, 2006
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$5.7	$6.5	$0.7	$11.1

Add: Income tax	1.1	2.4	0.1	3.6
Add: Interest expense	0.7	0.3	-	3.7
Add: Loss from unconsolidated subs	0.6	-	-	0.2
Add: Minority Interest share in income	-	0.3	-	0.3
Less: Foreign exchange gain	-	-	-	(2.8)
Less: Income from unconsolidated subs	-	(0.4)	-	(0.4)
Less: Minority Interest share in losses	(0.1)	-	-	(0.1)
Less: Interest income	(0.1)	(1.1)	-	(3.4)
Rounding and other	0.1	0.1	-	-

Subtotal: Operating income	8.0	8.1	0.8	12.2

Add: Depreciation and amortization	3.0	3.6	0.4	7.1
Add: Share-based compensation	-	-	-	1.9
Rounding and other	-	-	0.1	0.1

Earnings before interest, taxes, depreciation,
amortization, and share-based
compensation (Adjusted EBITDA)	$11.0	$11.7	$1.3	$21.3

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended June 30, 2005 *
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$4.4	$6.8	$0.8	$2.7

Add: Income tax	1.5	2.3	-	3.5
Add: Interest expense	0.5	0.1	-	1.6
Add: Minority Interest	0.1	0.2	-	0.3
Add: Foreign exchange loss	-	-	-	4.7
Less: Income from unconsolidated subs	(0.2)	(0.2)	-	(0.4)
Less: Interest income	(0.1)	(0.9)	-	(1.1)
Rounding and other	0.1	-	-	-

Subtotal: Operating income	6.3	8.3	0.8	11.3

Add: Depreciation and amortization	2.4	3.0	0.3	5.6
Add: Share-based compensation	-	-	-	1.3
Rounding and other	-	-	(0.1)	0.1

Earnings before interest, taxes, depreciation,
amortization, and share-based
compensation (Adjusted EBITDA)	$8.7	$11.3	$1.0	$18.3

* Adjusted to include the retroactively applied effects of SFAS No. 123R share-based compensation expense.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income Excluding FX and Share-Based Compensation
(unaudited - in millions, except share and per share data)

	Three months ended
	June 30,
	2006	2005 *

Net income	$11.1	$2.7
Convertible debt issuance costs (1)	0.2	-
Interest on convertible debt (1)	0.6	-

Earnings applicable for common shareholders	11.9	2.7

Foreign exchange loss (gain)	(2.8)	4.7
Share-based compensation	1.9	1.3
Rounding	0.1	-

Earnings applicable for common shareholders before
foreign exchange gains/losses and share-based compensation	$11.1	$8.7

Adjusted earnings per share - diluted (2)	$0.26	$0.23

Diluted weighted average shares outstanding (1)	42,748,030	37,318,188
Effect of unrecognized share-based compensation on diluted shares outstanding	674,735	427,086
Adjusted diluted weighted average shares outstanding	43,422,765	37,745,274

* Adjusted to include the retroactively applied effects of SFAS No. 123R share-based compensation expense.

(1) As required by GAAP, convertible debt issuance and interest costs are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share.
Further, the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted income per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.